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                                                                     EXHIBIT 12.

                      STATEMENTS RE COMPUTATION OF RATIOS

  The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated.

  The computations of other ratios presented in the Corporation's 1994 Annual Report to Stockholders and incorporated by reference into the Form 10-K are evident from the information presented in the 1994 Annual Report to Stockholders.